Exhibit 99.1

Sino Agro Food, Inc. Reports Record Quarterly Revenue

of $107.2M and Diluted EPS of $.14

Revenue Increases 52%

Record Quarterly Net Income of $24.5M

November 14, 2014

GUANGZHOU, China-- Sino Agro Food, Inc. (OTCBB: SIAF.OB), today announced revenue of $107.2M for the third quarter ended September 30, 2014. Gross profit, net income, and diluted earnings per share (“EPS”) for the quarter were $32.3M, $23.1M, and $.14 per share, respectively.

SIAF is an integrated, diversified agriculture technology and organic food company (the “Company”) with principal operations as primary producer, processor, and marketer in the People’s Republic of China (“PRC”).

The Company achieved record results across 2014 financial metrics below:

Consolidated Financial Summary: Third Quarter Ended September 30, 2014
	Q3 2014	Q3 2013	Change
Revenue	$107,220,059	$70,707,697	52%
Gross Profit	$34,496,664	$26,123,125	32%
Net Income	$24,501,862	$18,752,774	31%
Diluted EPS	$.14	$.15	-7%
Stockholders’ Equity	$373,257,199	$291,264,907	28%

Consolidated Results

Revenue

Total revenue for the quarter ended September 30, 2014 was $107,220,059, representing a 52% increase over revenue of $70,707,697 in the corresponding quarter in 2013.

Revenue in the third quarter of 2014 was derived from the sale of goods and consulting services split 76.6%/22.9%: $82,171,415 and $24,598,641, respectively, with commissions accounting for the remaining $450,003. The new Zhongshan Prawn Project contributed 100% of revenue from consulting and services in the third quarter of 2014.

The following chart illustrates the total revenue and changes by business segment from the quarter ended September 30, 2013 to the quarter ended September 30, 2014:

Category	Q3 2014	Q3 2013	Change ($)	Change (%)
Fishery (CA)	$47,780,135	$26,704,244	$21,075,891	79%
Plantation (JHST)	$5,813,667	$10,534,960	($4,721,293)	(45%)
Organic Fertilizer (SJAP/HSA)	$33,700,137	$20,434,953	$13,265,184	65%
Cattle Farm (MEIJI)	$6,814,990	$4,639,397	$2,175,593	47%
Corporate/Other (SIAF)	$13,111,130	$8,394,143	$4,716,987	56%

Total	$107,220,059	$70,707,697	$36,512,462	52%

Cost of Goods

Cost of Goods for the third quarter of 2014 totaled $72,723,395. Cost of Goods sold accounted for $59,121,526, and cost of services comprised the remaining $13,601,869.

Corresponding numbers in the third quarter of 2013 were $44,584,572 (total), $41,315,537 (from sale of goods), and $3,269,035 (services).

Gross Profit

Gross profit increased by $8,373,539 or 32% to $34,496,664 for the third quarter of 2014 from $26,123,125 for the corresponding quarter in 2013.

Gross profits from sale of goods increased by $2,698,151, or 13% to $23,049,889 in the third quarter of 2014 from $20,351,738 in the corresponding quarter in 2013. Gross profit from consulting services increased by $5,675,388 or 98% to $11,446,775 in the third quarter of 2014 from $5,771,387 for the third quarter of 2013.

The third quarter 2014 gross profit total of $34,496,664 consisted of $23,049,889 from sale of goods (67%), and the remaining $11,446,775 from consulting services (33%).

Division Operation Performance and Developments

Fishery Division

Revenue from the fishery division totaled $47,780,135 for Q3 2014, 45% of total third quarter revenue and an increase of 79% over the third quarter 2013. Sale of goods accounted for 49% of the total, and 51% were derived from consulting services, commissions, and management fees. Gross profits totaled $18,222,398 for Q3 2014, an increase of 63% over Q3, 2013.

Revenue from consulting, services, and management fees increased by $15,724,776, or 177%, from $8,873,865 in Q3 2013 to $24,598,641 in Q3 2014. The increase is solely attributable to the large scale of the New Zhongshan Prawn Project. Commission income amounted to $450,003 in Q3 2014, versus $166,557 in Q3 2013.

Q3 2014 Press Release	Page 2

Revenue from the sale of goods increased by $3,133,209, or 16% from $19,598,282 in Q3 2013 to $22,731,491 for Q3 2014. Sale of goods for Q3, 2014 broke down as follows: eels, $14,406,907, or 63.4%; prawns, $6,790,885, or 29.9%; and sleepy cod, $1,533,699, or 6.7%.

Gross profits from the sale of goods in the fishery division increased by $1,405,522 or 26% from $5,390,101 for Q3 2013 to $6,795,623 for Q3 2014.

In Q3 2014 the Company sold larger eels: an average of over 2.8 Kg/eel compared to an average of 1.3 Kg/eel in the previous quarter, Q2 2014. Larger eels command higher prices per kilogram; accordingly, the average sales price increased by RMB34/Kg from RMB116/Kg in the second quarter, 2014 to RMB150/Kg in the third quarter. Sales of eels were generated collectively from our own Fish Farm 1, unincorporated Prawn Farm 2 and Fish Farm 2, and a few other sub-contracted growers. Effective gross profit margin in our own farms and unincorporated farms for eels averaged 60%.

Effective gross profit margin in our own farms and unincorporated farms for prawns maintained 75%, but varied from other subcontracted growers.

Jiangmen City A Power Fishery, Development Co. Ltd. (“JFD” or “Fish Farm 1”)

By the end of September, 2014 Fish Farm 1 increased its prawn growing tanks to 10, along with four tanks for eels and two tanks for sleepy cod. Most prawns are the Big Giant Prawn species. In addition, two tanks for Grass Prawns, and one tank for Mexican White are being used for further trials and experiments to optimize grow out results. The latter two species require a mix using ocean salt water. Positive test results would benefit the new Zhongshan Prawn Project.

The eel tanks are growing eels delivered from Gao Qiqiang Aquaculture farm (“Fish Farm 2”) from 1.5 - 1.8 Kg to 3Kg/eel. Converting the outdoor dams at Fish Farm 2 to the re-circulating aquaculture system (“RAS”) successfully allowed eel growth from fingerling to adult.

Enping City Bi Tao A Power Prawn Culture Development Co., Ltd. (“EBAPCD” or “Prawn Farm 1”)

During Q3 2014, the Company completed construction of additional A Power Module (“APM”) tanks, bringing the total to 12 tanks. Currently, the Company is installing all filters and other equipment, targeting to start production during Q4.

The Company also targets commencing construction of an adjacent hydroponic farm during Q4. Once completed, it will be the first symbiotic aquaculture/hydroponic farm in China, possibly the world.

Zhongshan A Power Prawn Culture Farms Development Co. Ltd. (“ZSAPP” or “Prawn Farm 2”):

During the quarter, the Prawn Farm 2 completed six semi-enclosed dams, and is operating 12 other semi-RAS outdoor grow-out dams producing prawns, eels, and fish. Prawn Farm 2 has sources of salt water nearby, facilitating proper conditions for Mexican White and Grass prawns. During the quarter the Company harvested over 30 metric tons of these two varieties of prawns.

Zhongshan New Prawn Project (“ZSNP”):

Work continued in Q3 2014 on much of the infrastructure to support the first stage of the project’s first phase, targeting capacity production of 10,000 metric tons/year. To date, the Company has completed a complex of office space, staff quarters, storage, parking areas and landscaping encompassing a total of 2,000 square meters on 15,000 square meters of land (about 23 Chinese mu or about four acres). These facilities are sufficient to house the staff personnel and working areas to administrate Phase I of the project.

Q3 2014 Press Release	Page 3

During the quarter, the Company advanced construction of Stage 1 APM farms. APM tanks are modular; accordingly, the Company expects the first set of modules to begin operations by the end of the first quarter 2015, and to have a production capacity of 2,000 metric tons per year.

HU Plantation Division

Revenue from the HU plantation division (“JHST”) decreased by $4,721,293 or 45% from $10,534,960 in Q3 2013 to $5,813,667 in Q3 2014. The decrease was primarily due to this year’s very wet season. Regional growers did not contribute fresh flowers for drying this year, substantially lowering the division’s sale of dried flowers.

Gross profit generated from the HU plantation decreased by $1,593,240 from $5,702,163 for Q3 2013 to $4,108,926 for Q3 2014. Gross profit margin increased to 72% in Q3 2014 from 54% in the corresponding 2013 quarter.

During the quarter, JHST harvested 152.5 metric tons of Immortal Vegetables from approximately 70 Mu (about 12 acres). These were processed, packed and sold to distributors at an average price of RMB450/Kg, contributing revenue of $1.11M. JHST also harvested 18.8M pieces of HU flowers during the quarter, with very few harvested subsequently, making a very short season. The Company is engaging agricultural experts to determine how yields might improve even in the very wet conditions experienced this autumn

Organic Fertilizer Division

For purposes of segment reporting, the Company consolidates the results from Qinghai Sanjiang A Power Agriculture Co., Ltd. (“SJAP”) and Hunan Shenghua A Power Agriculture Company Ltd. (“HSA”), including sales of beef.

Revenue from organic fertilizer increased by $13,265,184 or 65% from $20,434,953 for Q3 2013 to $33,700,137 for Q3 2014. Revenue breaks down as follows:

HSA

1) Organic Fertilizer	$1,095,621

2) Organic Mixed Fertilizer	$4,698,541

HSA Total	$5,794,162

SJAP

1) Fertilizer	$440,588

2) Bulk Livestock Feed	$1,101,471

3) Concentrated Livestock Feed	$3,095,750

4) Live Cattle	$17,599,116

Sub-Total	$22,236,925

QZH

1) Slaughter and deboning (local)	$3,936,627

2) Slaughter and deboning (imported)	$1,732,423

QZH Sub-Total	$5,669,050

SJAP Total	$27,904,975

Total	$33,700,137

Q3 2014 Press Release	Page 4

SJAP slaughtered 845 head of cattle during the third quarter. Of these, 506 head of cattle were deboned grossing 285 metric tons of locally supplied meat product and 28 metric tons of bones. In addition, 214 metric tons of meat imported from Australia was deboned: 88 metric tons of beef and 126 metric tons of lamb. Altogether, slaughtering and deboning activities generated $5.7M in revenue for SJAP in the third quarter 2014.

At the end of the third quarter, SJAP operated two “Bull” concessions within Tesco PLC stores in Shanghai. By the end of October, five were in operation.

Gross profit margins Q3 2014 were 33% at SJAP, including 38% at the slaughterhouse and deboning facilities.

HSA completed constructing expanded fermentation facilities, improving overall production efficiency and capacity. At HSA, the trend of steadily increasing sales to lake fishermen and to grape farmers in the first half of 2014 continued during Q3 2014, with 13,000 metric tons of various types of fertilizer sold. HSA harvested 8,000 metric tons of yellow grasses to be sold to local cattle farmers in the fourth quarter.

During the quarter, the government approved HSA’s application for a cattle farm. Accordingly, construction will start in December 2014.

Cattle Farm Division

Revenue from the cattle farm division increased by $2,175,593, or 47% from $4,639,397 for Q3 2013 to $6,814,990 for Q3 2014. During Q3 2014, Jiangmen City Hang Mei Cattle Farm Development Co. Ltd. (“JHMC” or “Cattle Farm 1”) sold 2,846 head of live cattle (aromatic) in Q3 2014, an increase of 1,346, or 90% from 1,500 head in Q3 2013.

Corporate Division (Marketing and Trading)

Total revenue in the corporate division increased by $4,716,987 or 52% from $8,394,143 for Q3 2013 to $13,111,130 for Q3 2014. All revenue was from sale of goods. The increase is primarily due to marketing more imported seafood.

The Company has increased the quantity and variety of seafood imported from Madagascar. The Company expects to complete permitting to export a variety of frozen, processed seafood from Madagascar in the fourth quarter, and begin import to China during the first quarter of 2015.

The Company is developing a wholesale and distribution center in Shanghai to service Shanghai wholesale markets, Tesco stores, regional distributors, and other Shanghai super market chains. With 3,000 square meters of build out, the center is scheduled to commence operations in December, 2014 targeting sales of 12,000 metric tons of meat and 5,000 metric toms of seafood per year within 12 to 24 months.

Strategic Developments

On August 29, 2014 the Company completed a convertible note funding with Euro China Capital AB (“ECAB”) for net proceeds of up to $25M. With this funding the Company began to leverage its balance sheet, and shifted the manner in which it funds growth. In ECAB, the Company believes that it also gained a partner with substantial expertise in international financial markets. This partnership reinforces Company initiatives to bolster corporate level support systems with complementary advice promoting actions to enhance shareholder value.

Q3 2014 Press Release	Page 5

With improved cash flow, the new funding supports infrastructure and facility investment in the company’s two largest and highly scalable projects: processing, distributing and selling packaged meats from its SJAP joint venture, and wholesale production and sale of prawns at the new Zhongshan Prawn Project.

During the quarter, the Company continued expanding production capacity at its slaughterhouse, deboning, and packaging facilities at SJAP, while preparing a new distribution warehouse in Shanghai to commence operations in December 2014.

Also during the quarter, the Zhongshan Prawn Project contributed 100% of the Company’s $24.6M in revenue from consulting and services. Together with construction in prior quarters, sufficient infrastructure for the entire first stage of the project’s first phase was completed in the third quarter to also start building the first module of APM tanks. The first module targets production capacity of 2,000 metric tons of prawns, with operations scheduled to begin in March 2015. The Company plans for module dependent projected production of 10,000 MT/year in stage one of phase one of the Zhongshan Prawn Project. The Company targets bringing online new APM tanks with the capacity to produce 1,000 to 2,000 metric tons per year.

Please take the time to read our last 10-K filing, this quarter’s 10-Q filing, and visit our web site, all of which have additional information describing the plans and potential of the Company’s businesses.

Earnings Call Information

The Company will host an earnings call on Thursday, November 20, 2014 at 10:00 AM EST to discuss financial results for Q3 2014, with questions and answers. To participate in the conference call please use the following information:

SIAF 2014 Third Quarter Results Call Information

Date: November 20, 2014	Time: 10:00 AM, U.S. Eastern Time

Participant Dialing Instructions:

Toll Free Number: (1-800) 868-1837	Direct Dial Number: (1-404) 920-6440

Conference Code: 956219#

An audio replay of the conference call will be made available in the Investor Relations section of the Company’s website.

Q3 2014 Press Release	Page 6

Financial Tables

SINO AGRO FOOD, INC. CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2014	December 31, 2013
ASSETS	(Unaudited)	(Audited)
Current assets
Cash and cash equivalents	$4,691,157	$1,327,274
Inventories	37,439,892	8,148,203
Cost and estimated earnings in excess of billings on uncompleted contracts	1,224,287	663,296
Deposits and prepaid expenses	55,610,463	51,291,708
Accounts receivable, net of allowance for doubtful accounts	122,773,881	82,057,942
Other receivables	16,475,508	3,782,771
Total current assets	238,215,188	147,271,194
Property and equipment
Property and equipment, net of accumulated depreciation	61,274,162	46,487,058
Construction in progress	69,088,637	59,134,732
Land use rights, net of accumulated amortization	58,995,505	60,705,829
Total property and equipment	189,358,304	166,327,619
Other non-current assets
Goodwill	724,940	724,940
Proprietary technologies, net of accumulated amortization	11,587,564	12,081,470
Temporary deposits paid to entities for investments in future Sino Joint Venture companies	41,109,708	41,109,708
License rights	-	-
Total other non- current assets	53,422,212	53,916,118
Total assets	$480,995,704	$367,514,931
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$16,477,918	$11,055,194
Other payables	11,177,713	10,768,786
Billings in excess of costs and estimated earnings on uncompleted contracts	3,373,432	3,146,956
Due to a director	4,244,519	1,793,768
Series F shares mandatory redemption payable	3,146,063	-
Bonds payable	1,725,000	-
Short term bank loan	-	4,100,377
	40,144,645	30,865,081
Non-current liabilities
Series F shares mandatory redemption payable	-	3,146,063
Long term debts	2,616,610	180,417
Bonds payable	-	1,725,000
Convertible note payable	6,982,667	-
	9,599,277	5,051,480
Commitments and contingencies	-
Stockholders' equity
Preferred stock: $0.001 par value
(10,000,000 shares authorized, 7,000,100 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively)
Series A preferred stock: $0.001 par value	-	-
(100 shares designated, 100 shares issued and outstanding
as of September 30, 2014 and December 31, 2013, respectively)
Series B convertible preferred stock: $0.001 par value	7,000	7,000
(10,000,000 shares designated, 7,000,000 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively)
Series F Non-convertible preferred stock: $0.001 par value
(1,000,000 shares designated, 0 shares issued and outstanding	-	-
as of September 30, 2014 and December 31, 2013, respectively)
Common stock: $0.001 par value	168,128	137,602
(170,000,000 shares authorized, 167,128,223 and 137,602,043 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively)
Additional paid - in capital	118,514,375	104,913,676
Retained earnings	249,573,317	181,196,498
Accumulated other comprehensive income	6,244,379	6,260,131
Treasury stock	(1,250,000)	(1,250,000)
Total Sino Agro Food, Inc. and subsidiaries stockholders' equity	373,257,199	291,264,907
Non - controlling interest	57,994,583	40,333,463
Total stockholders' equity	431,251,782	331,598,370
Total liabilities and stockholders' equity	$480,995,704	$367,514,931

Q3 2014 Press Release	Page 7

SINO AGRO FOOD, INC. CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 (Unaudited)

	Three months ended	Three months ended	Nine months ended	Nine months ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Revenue	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
- Sale of goods	$82,171,415	$61,667,275	$242,800,784	$140,368,479
- Consulting and service income from development contracts	24,598,641	8,873,865	51,188,141	39,070,677
- Commission income	450,003	166,557	1,191,427	776,621
	107,220,059	70,707,697	295,180,352	180,215,777
Cost of goods sold	(59,121,526)	(41,315,537)	(173,035,915)	(93,418,818)
Cost of services	(13,601,869)	(3,269,035)	(26,790,742)	(19,760,570)

Gross profit	34,496,664	26,123,125	95,353,695	67,036,389

General and administrative expenses	(3,594,509)	(2,026,989)	(9,544,763)	(5,840,681)
Net income from operations	30,902,155	24,096,136	85,808,932	61,195,708

Other income (expenses)

Government grant	57,340	343,481	295,012	423,240

Other income	155,032	41,264	159,555	107,171

Gain on extinguishment of debts	33,693	160,997	275,086	1,212,010

Interest expense	(263,664)	(286,376)	(483,157)	(398,386)

Net income (expenses)	(17,599)	259,366	246,496	1,344,035

Net income before income taxes	30,884,556	24,355,502	86,055,428	62,539,743

Provision for income taxes	-	-	-	-

Net income	30,884,556	24,355,502	86,055,428	62,539,743
Less: Net (income) loss attributable
to non - controlling interest	(6,382,694)	(5,602,728)	(17,678,609)	(13,077,257)
Net income from continuing operations attributable
to Sino Agro Food, Inc. and subsidiaries	24,501,862	18,752,774	68,376,819	49,462,486
Other comprehensive (loss) income
- Foreign currency translation (loss) income	869,931	822,349	(33,241)	2,258,890
Comprehensive income	25,371,793	19,575,123	68,343,578	51,721,376
Less: other comprehensive loss (income) attributable to
non - controlling interest	(139,032)	(165,987)	17,489	(331,758)
Comprehensive income attributable to
Sino Agro Food, Inc. and subsidiaries	$25,232,761	$19,409,136	$68,361,067	$51,389,618

Earnings per share attributable to Sino Agro Food, Inc.
and subsidiaries common stockholders:
Basic	$0.15	$0.15	$0.45	$0.43

Diluted	$0.14	$0.15	$0.43	$0.40
Weighted average number of shares outstanding:

Basic	163,046,209	122,057,655	153,109,854	115,580,104

Diluted	170,046,206	129,057,655	160,109,854	123,525,159

Q3 2014 Press Release	Page 8

SINO AGRO FOOD, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 (Unaudited)

	Nine months ended	Nine months ended
	September 30, 2014	September 30, 2013
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net income for the period	$86,055,428	$62,539,743

Adjustments to reconcile net income for the period to net cash from operations:
Depreciation	1,768,047	995,408
Amortization	1,619,267	1,469,457
Common stock issued for services	255,033	271,800
Gain on extinguishment of debts	(275,086)	(1,212,010)
Other amortized cost	229,857	14,152
Changes in operating assets and liabilities:
Increase in inventories	(29,291,689)	(818,748)
(Increase) decrease in cost and estimated earnings in excess of billings on uncompleted contacts	(560,991)	577,059
Increase in deposits and prepaid expenses	(583,670)	(37,090,703)
Increase in due to a director	2,450,751	1,640,331
Increase in accounts payable and accrued expenses	5,361,625	2,468,434
Increase in other payables	12,415,301	17,952,791
Increase in accounts receivable	(40,715,939)	(6,742,274)
Increase (decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	226,476	(376,629)
Increase in other receivables	(12,692,737)	(3,623,402)
Net cash provided by operating activities	26,261,673	38,065,409
Cash flows from investing activities
Purchases of property and equipment	(3,418,741)	(4,188,660)
Payment for construction in progress	(22,227,905)	(31,494,031)
Acquisition of land use rights	-	(489,904)
Net cash used in investing activities	(25,646,646)	(36,172,595)
Cash flows from financing activities
Net proceeds from convertible note payable	5,237,000	-
Proceeds from long term debts	2,436,193	-
Short term bank loan repaid	(4,100,377)	(742,109)
Net proceeds of bonds payable	-	339,884
Dividends paid	-	(951,308)
Net cash provided by (used in) financing activities	3,572,816	(1,353,533)

Effects on exchange rate changes on cash	(823,960)	624,869
Increase in cash and cash equivalents	3,363,883	1,164,150

Cash and cash equivalents, beginning of period	1,327,274	8,424,265
Cash and cash equivalents, end of period	$4,691,157	$9,588,415

Supplementary disclosures of cash flow information:
Cash paid for interest	$422,058	$398,386

Cash paid for income taxes	$-	$-

Non - cash transactions
Common stock issued for settlement of debts	$12,006,374	$13,782,651
Common stock issued for services and compensation	$2,519,232	$133,744
Series B convertible preferred stock cancelled	$-	$(3,000)
Transfer construction in progress to property and equipment	$13,136,410	14,406,643
Transfer deposits and prepaid expenses to property and equipment	$513,272	$-

Q3 2014 Press Release	Page 9

About Sino Agro Food, Inc.

Sino Agro Food, Inc. is an agriculture technology and natural food holding company with principal operations in the People’s Republic of China. The Company acquires and maintains equity stakes in a cohesive portfolio of companies that SIAF forms according to its core mission to produce, distribute, market and sell natural, sustainable protein food and produce, primarily seafood and cattle, to the rapidly growing middle class in China. SIAF provides financial oversight and strategic direction for each company, and for the interoperation between companies. The Company owns or licenses patents, proprietary methods, and other intellectual properties in its areas of expertise. SIAF provides consulting and services to joint venture partners to construct and operate food businesses, primarily producing wholesale protein foods. Further joint ventures market and distribute the wholesale products as part of an overall “farm to table” concept and business strategy.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com) and the Company’s Facebook page (www.facebook.com/SinoAgroFoodInc

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Not a Broker/Dealer or Financial Advisor

Sino Agro Food, Inc. is not a Registered Broker/Dealer or a Financial Advisor, nor does it hold itself out to be a Registered Broker/Dealer or Financial Advisor. All material presented in this press release, on the Company’s website or other media is not to be regarded as investment advice and is only for informative purposes. Readers should verify all claims and conduct their own due diligence before investing in Sino Agro Food, Inc. Investing in small-cap, micro cap and penny stock securities is speculative and carries a high degree of risk.

No Offer of Securities

None of the information featured in this press release constitutes an offer or solicitation to purchase or to sell any securities of Sino Agro Food, Inc.

Contacts

Peter Grossman

Investor Relations

+1 (775) 901-0344

info@sinoagrofood.com

Q3 2014 Press Release	Page 10